Exhibit 99.1

NexTier Announces Fourth Quarter and Full Year 2021 Financial and Operational Results

HOUSTON, Texas (February 21, 2022) - NexTier Oilfield Solutions Inc. (NYSE: NEX) (“NexTier” or the “Company”) today reported fourth quarter and full year 2021 financial and operational results.
Full Year 2021 Results
•Reported total revenue of $1.4 billion for the year ended December 31, 2021
•Reported net loss of $119.4 million ($0.53 per diluted share) for the year ended December 31, 2021
•Reported adjusted net loss(1) of $96.5 million ($0.43 per diluted share) for the year ended December 31, 2021
•Reported adjusted EBITDA(1) of $114.0 million for the year ended December 31, 2021
Fourth Quarter 2021 Results & Recent Highlights
•Reported total revenue of $509.7 million in Q4 2021, reflecting an increase of 30% compared to Q3 2021
•Reported positive net income of $10.9 million ($0.04 per diluted share) in Q4 2021, compared to net loss of $44.0 million ($0.20 per diluted share) in the prior quarter
•Adjusted net income of $19.8 million ($0.08 per diluted share) in Q4 2021, compared to adjusted net loss of $24.3 million ($0.11 per diluted share) in the prior quarter
•Reported adjusted EBITDA(1) of $80.2 million in Q4 2021, compared to $27.8 million in Q3 2021. Q4 2021 reported adjusted EBITDA(1) includes a $21.2 million gain on the sale of assets
•Averaged 30 deployed and 29 fully-utilized fleets in Q4 2021 vs. 25 deployed and 24 fully-utilized fleets in Q3 2021
•Further reduced marketed hydraulic fracturing fleet by 0.2 million diesel-powered horsepower
•Exited Q4 2021 with 31 deployed fleets with 1 additional Tier IV dual fuel fleet expected for late Q1 2022 deployment
•Ended Q4 2021 with total liquidity of $316.3 million, including $110.7 million of cash; no debt maturities until 2025
Management Commentary
“We are pleased with our solid fourth quarter results as we continue to generate improved financial performance, illustrating our strong position as the market strengthens,” said Robert Drummond, President and Chief Executive Officer of NexTier. “During the recent downturn, we took several important steps, including the acquisition of Alamo Pressure Pumping, to accelerate our strategy and solidify our position as a leader in natural gas powered frac technology with a premium position in the Permian Basin.”
“As we look ahead to 2022, we expect the pace of market recovery to remain positive and we are well-positioned to capitalize on near-term cyclical recovery,” Mr. Drummond continued. “Commodity prices are giving our customers confidence to increase consumption of our services in a market where the utilization of available frac equipment is already high. It is important to note that capital constraints, combined with lengthening lead times for new equipment, limit the frac service providers’ ability to respond with additional supply. NexTier is uniquely positioned to benefit from this constructive market environment, which we are confident will result in differentiating returns on our counter-cyclical investments in 2022 and beyond.
Mr. Drummond concluded, “I would like to thank our employees for their relentless commitment to overcoming challenges and achieving our objectives to move the Company forward. We look forward to another year of supporting our customers, advancing our low-cost, low-emissions strategy and delivering for stockholders in 2022.”
“NexTier’s revenue growth outpaced increasing market activity for the third consecutive quarter, even before accounting for the inclusion of a full quarter for Alamo versus one month in Q3,” said Kenny Pucheu, Executive Vice President & Chief Financial Officer of NexTier. “Overall, our Q4 profitability benefited from this increased size and scale, as well as improvements from asset efficiency and utilization. We saw modest benefit from pricing recovery in Q4, but we anticipate improved pricing should be more impactful as we move through 2022. Free cash flow generation is a top priority this year, and we expect to see acceleration on this front, as well, as the year progresses.”

Full Year 2021 Financial Results
Revenue totaled $1.4 billion for the year ended December 31, 2021, compared to $1.2 billion for the year ended December 31, 2020. Revenue increase was primarily driven by an increased number of fleets deployed and four months of Alamo revenue. Net loss was $119.4 million, or $0.53 per diluted share, for the year ended December 31, 2021, compared to net loss of $346.9 million, or $1.62 per diluted share, for the year ended December 31, 2020.
Fourth Quarter 2021 Financial Results
Revenue totaled $509.7 million in the fourth quarter of 2021, compared to $393.2 million in the third quarter of 2021. The sequential improvement in revenue was driven by the inclusion of Alamo for the full quarter versus one month in the third quarter, as well as increased activity in both our Completions and Well Construction and Intervention Services segments.
Net income totaled $10.9 million, or $0.04 per diluted share, in the fourth quarter of 2021, compared to a net loss of $44.0 million, or $0.20 per diluted share in the third quarter of 2021. Adjusted net income(1) totaled $19.8 million, or $0.08 per diluted share, in the fourth quarter of 2021, compared to adjusted net loss of $24.3 million, or $0.11 per diluted share, in the third quarter of 2021.
Selling, general and administrative expense (“SG&A”) totaled $35.1 million in the fourth quarter of 2021, compared to SG&A of $37.5 million in the third quarter of 2021. Adjusted SG&A(1) totaled $27.5 million in the fourth quarter of 2021, compared to adjusted SG&A of $22.8 million in the third quarter of 2021.
Adjusted EBITDA(1) totaled $80.2 million in the fourth quarter of 2021, compared to adjusted EBITDA(1) of $27.8 million in the third quarter of 2021. Fourth quarter 2021 reported adjusted EBITDA(1) includes a $21.2 million gain on the sale of assets.
Fourth Quarter 2021 Management Adjustments
EBITDA(1) for the fourth quarter was $71.3 million. When excluding net management adjustments of $8.9 million, adjusted EBITDA(1) for the fourth quarter was $80.2 million. Management adjustments included $7.2 million in stock compensation expense, with other items netting to approximately $1.7 million.
Completion Services
Revenue in our Completion Services segment totaled $481.0 million in the fourth quarter of 2021, compared to $366.1 million in the third quarter of 2021. Adjusted gross profit totaled $83.9 million in the fourth quarter of 2021, compared to $46.2 million in the third quarter of 2021.
During the fourth quarter the Company operated an average of 30 deployed fleets and 29 fully-utilized fleets, an increase from 25 and 24, respectively, in the third quarter. When taking only fracturing and integrated wireline into account, revenue was $461.1 million, while annualized adjusted gross profit per fully-utilized fracturing fleet(1) totaled $11.4 million in the fourth quarter of 2021, compared to revenue and annualized adjusted gross profit per fully-utilized fracturing fleet(1) of $339.3 million and $7.3 million in the third quarter of 2021, respectively. The increase was primarily driven by improved calendar efficiency combined with modest pricing recovery, compared to the third quarter of 2021.
Also, during the fourth quarter, the Company further reduced its fleet of marketed hydraulic fracturing equipment by 0.2 million of diesel-powered horsepower, through the international sale and continuation of the decommissioning program.
Well Construction and Intervention Services
Revenue in our Well Construction and Intervention (“WC&I”) Services segment, totaled $28.7 million in the fourth quarter of 2021, compared to $27.1 million in the third quarter of 2021. The sequential improvement was primarily driven by increased customer activity in both our Coil Tubing and Cement product lines. Adjusted gross profit totaled $2.7 million in the fourth quarter of 2021, compared to adjusted gross profit of $2.9 million in the third quarter of 2021.
Balance Sheet and Capital
Total debt outstanding as of December 31, 2021 was $374.9 million, net of debt discounts and deferred finance costs and excluding finance lease obligations, and including an additional tranche of $3.4 million on the equipment financing loan secured during Q4 2021. As of December 31, 2021, total available liquidity was $316.3 million, comprised of cash of $110.7 million, and $205.6 million of available borrowing capacity under our asset-based credit facility, which remains undrawn.

Total cash used in operating activities during the fourth quarter of 2021 was $31.5 million and cash used by investing activities was $7.4 million, excluding cash used in acquisition of business, resulting in a free cash flow(1) use of $38.9 million in the fourth quarter of 2021.
Outlook
As our industry begins an upcycle driven by rapidly tightening markets for oil and gas and several years of global under-investment in energy production, the Company is well positioned to provide differentiated value for customers and investors during 2022. As customers are responding to strong commodity prices and a constructive market backdrop for well completion services, NexTier is focusing on identifying and fortifying the right long-term partnerships for its premier fleet of natural gas-powered equipment in 2022 and beyond.
For the first quarter of 2022, NexTier expects to operate an average of 31 deployed frac fleets and intends to deploy one additional upgraded Tier IV Dual Fuel frac fleet by the end of the first quarter, exiting the quarter with 32 deployed frac fleets.
While the market continues to signal an upcycle with momentum as we enter 2022, our first quarter results are expected to see some impact from post-holiday start-up disruptions, increased downtime as a result of sand shortages, and weather-related delays. Additionally, supply chain lead times delayed the deployment of our 32nd fleet until late Q1 versus our prior expectation for an early Q1 deployment.
Based on the above deployed fleets and the recapture of pricing concessions through Q1, we anticipate sequential revenue growth in the low-to-mid teens on a percentage basis. Despite continued supply chain challenges and inflationary pressures, we anticipate exiting the first quarter with double-digit annualized adjusted EBITDA per deployed frac fleet(1). We expect to exit the first quarter with ongoing momentum as the market backdrop continues to strengthen.

First half 2022 capital expenditures are expected to approximate $90-100 million before stepping down to a lower level in the second half. Our full year 2022 maintenance capital expenditures are expected to increase year-over-year in support of activity gains and our commitment to service quality. Still, we forecast total full year 2022 capital expenditures will be lower than full year 2021.

We expect to generate free cash flow in excess of $100 million in 2022, accelerating through year-end as capital expenditures and working capital headwinds decline as the year progresses.

Mr. Pucheu noted, “The majority of our 2022 capex forecast is directly tied to maintenance of our fleet as well as making margin-accretive, quick-payback investments in our existing fleet and our Power Solutions business.”
Mr. Drummond concluded, “We expect the US land completions market momentum to continue into the second quarter and throughout 2022. We are concluding the counter-cyclical investment portion of our strategy just as the recovery accelerates, which we believe positions us to achieve attractive returns and free cash flow through the coming cycle. These investments provide NexTier differential competitive advantages in fleet technology, digital systems, and logistics optimization that will provide strong returns today, throughout 2022 and in future years. We plan to be disciplined with our free cash flow, with the expectation that we can exit 2022 with net debt to adjusted EBITDA ratio below one turn.”
Investor Day 2022
NexTier scheduled a Virtual Investor Day for Thursday, March 3, 2022, from 9:00 am – 1:00 pm CT. The day will provide an immersive experience showcasing our key business leaders who will highlight advantages of our integrated well completion services strategy including reducing both costs and emissions at the wellsite. We believe our strategy has and will continue to create significant value for NexTier investors and customers. We are excited to share how this strategy can positively impact NexTier’s future earnings power. The management presentations will be followed by a Question & Answer session with the NexTier executive team. Investors are encouraged to register for this event.
Request to register for Investor Day 2022 at: https://events.bizzabo.com/385457.
Conference Call Information
On February 22, 2022, NexTier will hold a conference call for investors at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss fourth quarter and full year 2021 financial and operating results. Hosting the call will be management of NexTier, including Robert Drummond, President and Chief Executive Officer and Kenny Pucheu, Executive Vice President and Chief Financial Officer. The call can be accessed via a live webcast accessible on the IR Event Calendar page in the Investor Relations section of our website at www.nextierofs.com or live over the telephone by dialing (855) 560-2574, or for international callers, (412) 542-4160. A replay will be available shortly after the call and can be accessed by dialing (877)

344-7529, or for international callers, (412) 317-0088. The passcode for the telephonic replay is 8748097 and will be available until March 2, 2022. An archive of the webcast will be available shortly after the call on our website at www.nextierofs.com for twelve months following the call.
About NexTier Oilfield Solutions
Headquartered in Houston, Texas, NexTier is an industry-leading U.S. land oilfield service company, with a diverse set of well completion and production services across active and demanding basins. Our integrated solutions approach delivers efficiency today, and our ongoing commitment to innovation helps our customers better address what is coming next. NexTier is differentiated through four points of distinction, including safety performance, efficiency, partnership and innovation. At NexTier, we believe in living our core values from the basin to the boardroom, and helping customers win by safely unlocking affordable, reliable and plentiful sources of energy.
(1)Non-GAAP Financial Measures. The Company has included in this press release or discussed on the conference call described above certain non-GAAP financial measures, some of which are calculated on segment basis or product line basis. These measurements provide supplemental information which the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside GAAP measures such as net income and operating income.
Non-GAAP financial measures include EBITDA, adjusted EBITDA, adjusted gross profit, adjusted net income (loss), free cash flow, adjusted SG&A, adjusted EBITDA per fleet deployed, annualized adjusted EBITDA per fleet deployed, net debt, adjusted EBITDA margin, and annualized adjusted gross profit per fully-utilized fracturing fleet. These non-GAAP financial measures exclude the financial impact of items management does not consider in assessing the Company’s ongoing operating performance, and thereby facilitate review of the Company’s operating performance on a period-to-period basis. Other companies may have different capital structures, and comparability to the Company’s results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA, adjusted EBITDA, adjusted gross profit, adjusted EBITDA per fleet deployed, adjusted SG&A, adjusted EBITDA margin, and adjusted net income (loss) provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company believes free cash flow is important to investors in that it provides a useful measure to assess management's effectiveness in the areas of profitability and capital management. Annualized adjusted gross profit per fully-utilized fracturing fleet is used to evaluate the operating performance of the business line for comparable periods, and the Company believes it is important as an indicator of operating performance of our fracturing and integrated wireline product line because it excludes the effects of the capital structure and certain non-cash items from the product line’s operating results. For a reconciliation of these non-GAAP measures, please see the tables at the end of this press release. Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items, particularly with estimates for certain contingent liabilities, and estimating non-cash unrealized fair value losses and gains which are subject to market variability and therefore a reconciliation is not available without unreasonable effort.
Non-GAAP Measure Definitions: EBITDA is defined as net income (loss) adjusted to eliminate the impact of interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted with certain items management does not consider in assessing ongoing performance. Adjusted gross profit is defined as revenue less cost of services, further adjusted to eliminate items in cost of services that management does not consider in assessing ongoing performance. Adjusted gross profit at the segment level is not considered to be a non-GAAP financial measure as it is our segment measure of profit or loss and is required to be disclosed under GAAP pursuant to ASC 280. Adjusted net income (loss) is defined as net income (loss) plus the after-tax amount of merger/transaction-related costs and other non-routine items. Adjusted SG&A is defined as selling, general and administrative expenses adjusted for severance and business divestiture costs, merger/transaction-related costs, and other non-routine items. Free cash flow is defined as the net increase (decrease) in cash and cash equivalents before financing activities, excluding any acquisitions. Annualized adjusted gross profit per fully-utilized fleet is defined as (i) revenue less cost of services attributable to the fracturing and integrated wireline product line, further adjusted to eliminate items in cost of services that management does not consider in assessing ongoing performance for the fracturing and integrated wireline product line, (ii) divided by the fully-utilized fracturing and integrated wireline fleets (average deployed fleets multiplied by fleet utilization) per quarter, and then (iii) multiplied by four. Adjusted EBITDA per fleet deployed is defined as (i) adjusted EBITDA, (ii) divided by fleets deployed. Adjusted EBITDA margin is defined as (i) adjusted EBITDA, (i) divided by revenue. Annualized adjusted EBITDA per fleet deployed is defined as (i) adjusted EBITDA, (ii) divided by number of fleets deployed, and then (iii) multiplied by four. Net debt is defined as (i) total debt, net of unamortized debt discount and debt issuance costs, (ii) subtracted by cash and cash equivalents.
Forward-Looking Statements and Where to Find Additional Information
This press release and discussion in the conference call described above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. The words “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would,” “plan,” “target,” “predict,” “potential,” “outlook,” and “reflects,” or the negative thereof and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. Statements in this press release or made during the conference call described above that are forward-looking, including projections as to the Company’s 2022 guidance and other outlook information (including with respect to the industry in which the Company conducts its business), are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond the Company’s control. These factors and risks include, but are not limited to, (i) the competitive nature of the industry in which the Company conducts its business, including pricing pressures; (ii) the ability to meet rapid demand shifts; (iii) the impact of pipeline capacity constraints and adverse weather conditions in oil or gas producing regions; (iv) the ability to obtain or renew customer contracts and changes in customer requirements in the markets the Company serves; (v) the ability to identify, effect and integrate acquisitions, joint ventures or other transactions; (vi) the ability to protect and enforce intellectual property rights; (vii) the effect of environmental and other governmental regulations on the Company’s operations; (viii) the effect of a loss of, or interruption in operations of, the Company of one or more key suppliers, or customers, including resulting from inflation, COVID-19 resurgence, product defects, recalls or suspensions; (ix) the variability of crude oil and natural gas commodity prices; (x) the market price (including inflation) and timely availability of materials or equipment; (xi) the ability to obtain permits, approvals and authorizations from governmental and third parties; (xii) the Company’s ability to employ a sufficient number of skilled and qualified workers; (xiii) the level of, and obligations associated with, indebtedness; (xiv) fluctuations in the market price of the Company’s stock; (xv) the continued impact of the COVID-19 pandemic (including as a result of the emergence of new variants and strains of the virus, such as Delta and Omicron) and the evolving response thereto by governments, private businesses or others to contain the spread of the virus and its variants or to treat its impact, and the possibility of increased inflation, travel restrictions, lodging shortages or other macro-economic challenges as the economy emerges from the COVID-19 pandemic; and (xvi) other risk factors and additional information. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the effective integration of Alamo’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; unanticipated difficulties or expenditures relating to the transaction, the response or retention of customers and vendors as a result of the announcement and/or closing of the transaction; and the diversion of management time on transaction-related issues. For a more detailed discussion of such risks and other factors, see the Company’s filings with the Securities and Exchange Commission (the “SEC”), including under the headings “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s most recent Annual Report on Form 10-K, available on the SEC website or www.NexTierOFS.com. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates, to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement.
Additional information about the Company, including information on the Company’s response to Covid-19, can be found in its periodic reports that are filed with the SEC, available www.sec.gov or www.NexTierOFS.com.
Investor Contact:
Kenneth Pucheu
Executive Vice President - Chief Financial Officer

Michael Sabella
Vice President - Investor Relations and Business Development
michael.sabella@nextierofs.com

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands, except per share data)

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Revenue	$509,730	$393,164	$292,145	$228,402
Operating costs and expenses:
Cost of services	423,647	344,637	269,260	217,777
Depreciation and amortization	52,764	44,861	40,671	45,868
Selling, general and administrative expenses	35,148	37,453	20,734	16,069
Merger and integration	3,779	4,752	178	—
Gain on disposal of assets	(21,156)	(1,133)	(2,017)	(4,592)
Total operating costs and expenses	494,182	430,570	328,826	275,122
Operating income (loss)	15,548	(37,406)	(36,681)	(46,720)
Other income (expense):
Other income (expense), net	3,018	585	11,247	(2,719)
Interest expense, net	(7,976)	(6,701)	(5,726)	(4,206)
Total other income (expense)	(4,958)	(6,116)	5,521	(6,925)
Income (loss) before income taxes	10,590	(43,522)	(31,160)	(53,645)
Income tax benefit (expense)	264	(472)	(621)	(857)
Net income (loss)	$10,854	$(43,994)	$(31,781)	(54,502)

Net income (loss) per share: basic	$0.04	$(0.20)	$(0.15)	$(0.25)
Net income (loss) per share: diluted	$0.04	$(0.20)	$(0.15)	$(0.25)

Weighted-average shares: basic	241,913	224,481	215,443	215,110
Weighted-average shares: diluted	244,744	224,481	215,443	215,110

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands, except per share data)

	Year Ended
	December 31, 2021	December 31, 2020

Revenue	$1,423,441	$1,202,581
Operating costs and expenses:
Cost of services	1,255,321	1,032,574
Depreciation and amortization	184,164	302,051
Selling, general and administrative expenses	109,404	144,147
Merger and integration	8,709	32,539
Gain on disposal of assets	(28,898)	(14,461)
Impairment expense	—	37,008
Total operating costs and expenses	1,528,700	1,533,858
Operating loss	(105,259)	(331,277)
Other expense:
Other income, net	12,131	6,516
Interest expense, net	(24,609)	(20,652)
Total other expense	(12,478)	(14,136)
Loss before income taxes	(117,737)	(345,413)
Income tax expense	(1,686)	(1,470)
Net loss	(119,423)	(346,883)
Other comprehensive loss:
Foreign currency translation adjustments	407	(241)
Hedging activities	1,703	(6,422)
Total comprehensive loss	$(117,313)	$(353,546)

Net loss per share: basic	$(0.53)	$(1.62)
Net loss per share: diluted	$(0.53)	$(1.62)

Weighted-average shares: basic	224,401	213,795
Weighted-average shares: diluted	224,401	213,795

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$110,695	$275,990
Trade and other accounts receivable, net	301,740	122,584
Inventories, net	38,094	30,068
Assets held for sale	1,555	126
Prepaid and other current assets	55,625	58,011
Total current assets	507,709	486,779
Operating lease right-of-use assets	21,767	37,157
Finance lease right-of-use assets	41,537	1,132
Property and equipment, net	620,865	470,711
Goodwill	192,780	104,198
Intangible assets	64,961	51,182
Other noncurrent assets	7,962	6,729
Total assets	$1,457,581	$1,157,888
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$190,963	$61,259
Accrued expenses	213,923	134,230
Customer contract liabilities	23,729	266
Current maturities of operating lease liabilities	7,452	18,551
Current maturities of finance lease liabilities	11,906	606
Current maturities of long-term debt	13,384	2,252
Other current liabilities	10,346	2,993
Total current liabilities	471,703	220,157
Long-term operating lease liabilities, less current maturities	20,446	24,232
Long-term finance lease liabilities, less current maturities	26,873	504
Long-term debt, net of unamortized deferred financing costs and unamortized debt discount, less current maturities	361,501	333,288
Other non-current liabilities	30,041	22,419
Total non-current liabilities	438,861	380,443
Total liabilities	910,564	600,600
Stockholders’ equity:
Common stock	2,420	2,144
Paid-in capital in excess of par value	1,094,020	989,995
Retained deficit	(541,164)	(421,741)
Accumulated other comprehensive loss	(8,259)	(13,110)
Total stockholders’ equity	547,017	557,288
Total liabilities and stockholders’ equity	$1,457,581	$1,157,888

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands)

	Three Months Ended
	December 31, 2021	September 30, 2021
Completion Services:
Revenue	$481,001	$366,067
Cost of services	397,319	320,297
Depreciation, amortization, (gain) loss on sale of assets, and impairment	23,912	37,593
Net income	59,770	8,177
Adjusted gross profit(1)	$83,908	$46,184

Well Construction and Intervention Services:
Revenue	$28,729	$27,097
Cost of services	26,328	24,340
Depreciation, amortization, (gain) loss on sale of assets, and impairment	3,334	2,034
Net income (loss)	(933)	723
Adjusted gross profit(1)	$2,679	$2,905

(1)The Company uses adjusted gross profit(1) as its measure of profitability for segment reporting.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 30, 2021
Net income (loss)	$10,854	$(43,994)	$(31,781)	$(54,502)
Interest expense, net	7,976	6,701	5,726	4,206
Income tax expense	(264)	472	621	857
Depreciation and amortization	52,764	44,861	40,671	45,868
EBITDA	$71,330	$8,040	$15,237	$(3,571)
Plus management adjustments:
Acquisition, integration and expansion(1)	3,779	4,752	178	—
Non-cash stock compensation(2)	7,235	7,350	4,889	5,203
Market-driven costs(3)	504	578	378	7,295
Divestiture of business(4)	279	5,927	2,428	(785)
(Gain) loss on equity security investment(5)	(3,041)	522	(1,331)	3,693
Litigation(6)	100	4,000	1,638	2,137
Tax audit(7)	—	(2,771)	(8,778)	(13,328)
Insurance recovery(8)	—	(723)	(9,686)	—
Other	44	88	347	25
Adjusted EBITDA	$80,230	$27,763	$5,300	$669

(1)    Represents transaction and integration costs related to acquisitions.
(2)    Represents non-cash amortization of equity awards issued under the Company’s Incentive Award Plan.
(3)    Represents market-driven severance, leased facility closures, and restructuring costs incurred as a result of significant declines in crude oil prices resulting from demand destruction from the COVID-19 pandemic and global oversupply.
(4)    Represents the gain on final cash settlement of the Basic Notes received as part of the sale of Well Support Services in the first quarter of 2021, bad debt expense and contingent liability recognized in the second, third, and fourth quarters of 2021 on the sale of the Well Support Services segment to, and related to the bankruptcy filing of Basic Energy Services.
(5)    Represents the realized and unrealized (gain) loss on an equity security investment composed primarily of common equity shares in a public company.
(6)    Represents increases in accruals related to contingencies acquired in business acquisitions or exceptional material events.
(7)    Represents a reduction of the Company’s accrual related to a tax audits acquired in business acquisitions.
(8) Represents a gain on insurance recovery in excess of book value due to a fire incident.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Year Ended
December 31, 2021
Net loss	(119,423)
Interest expense, net	24,609
Income tax expense	1,686
Depreciation and amortization	184,164
EBITDA	91,036
Plus management adjustments:
Acquisition, integration and expansion(1)	8,709
Non-cash stock compensation(2)	24,677
Market-driven costs(3)	8,755
Divestiture of business(4)	7,849
Gain on equity security investment(5)	(157)
Litigation(6)	7,875
Tax audit(7)	(24,877)
Insurance recovery(8)	(10,409)
Other	504
Adjusted EBITDA	113,962
(1)    Represents transaction and integration costs related to acquisitions.
(2)    Represents non-cash amortization of equity awards issued under the Company’s Incentive Award Plan.
(3)    Represents market-driven severance, leased facility closures, and restructuring costs incurred as a result of significant declines in crude oil prices resulting from demand destruction from the COVID-19 pandemic and global oversupply.
(4)    Represents the gain on final cash settlement of the Basic Notes received as part of the sale of Well Support Services in the first quarter of 2021, bad debt expense and contingent liability recognized in the second, third, and fourth quarters of 2021 on the sale of the Well Support Services segment to, and related to the bankruptcy filing of Basic Energy Services.
(5)    Represents the realized and unrealized (gain) loss on an equity security investment composed primarily of common equity shares in a public company.
(6)    Represents increases in accruals related to contingencies acquired in business acquisitions or exceptional material events.
(7)    Represents a reduction of the Company’s accrual related to a tax audits acquired in business acquisitions.
(8) Represents a gain on insurance recovery in excess of book value due to a fire incident.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Year Ended
December 31, 2020
Net loss	(346,883)
Interest expense, net	20,652
Income tax expense	1,470
Depreciation and amortization	302,051
EBITDA	(22,710)
Plus management adjustments:
Acquisition, integration and expansion(1)	33,116
Non-cash stock compensation(2)	20,015
Impairment of assets (3)	37,008
Market-driven costs(4)	28,308
Divestiture of business(5)	(8,589)
Gain on equity security investment(6)	(6,000)
Other	(2,172)
Adjusted EBITDA	78,976
(1)    Represents transaction and integration costs related to acquisitions.
(2)    Represents non-cash amortization of equity awards issued under the Company’s Incentive Award Plan, excluding accelerations associated with market-driven costs or acquisitions, integration, and expansion costs.
(3)    Represents goodwill impairment and write-down of inventory carrying value down to its net realizable value.
(4)    Represents market-driven severance, leased facility closures, and restructuring costs incurred as a result of significant declines in crude oil prices resulting from demand destruction from the COVID-19 pandemic and global oversupply.
(5)    Represents net gain on the sale of Well Support Services segment and increase in fair value of the Basic notes and make-whole derivative received as part of the sale.
(6)    Represents the realized and unrealized gain on an equity security investment composed primarily of common equity shares in a public company.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended December 31, 2021
Selling, general and administrative expenses	$35,148
Less management adjustments:
Non-cash stock compensation	(7,235)
Litigation	(100)
Divestiture of business	(279)
Other	(44)
Adjusted selling, general and administrative expenses	$27,490

Three Months Ended September 30, 2021
Selling, general and administrative expenses	$37,453
Less management adjustments:
Non-cash stock compensation	(7,350)
Market-driven costs	(16)
Litigation	(4,000)
Tax audit	2,771
Divestiture of business	(5,927)
Other	(88)
Adjusted selling, general and administrative expenses	$22,843

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Three Months Ended December 31, 2021
	Completion Services	WC&I	Total
Revenue	$481,001	$28,729	$509,730
Cost of services	397,319	26,328	423,647
Gross profit excluding depreciation and amortization	83,682	2,401	86,083
Management adjustments associated with cost of services	226	278	504
Adjusted gross profit	$83,908	$2,679	$86,587

	Three Months Ended September 30, 2021
	Completion Services	WC&I	Total
Revenue	$366,067	$27,097	$393,164
Cost of services	320,297	24,340	344,637
Gross profit excluding depreciation and amortization	45,770	2,757	48,527
Management adjustments associated with cost of services	414	148	562
Adjusted gross profit	$46,184	$2,905	$49,089

Three Months Ended
December 31, 2021
Frac & Integrated Wireline
Revenue	$461,068
Cost of services	378,769
Gross profit excluding depreciation and amortization	82,299
Management adjustments associated with cost of services	226
Adjusted gross profit	$82,525

Average hydraulic fracturing fleets deployed	30
Fully-utilized hydraulic fracturing fleets	29
Annualized adjusted gross profit per fully-utilized fleet	$11,383

Three Months Ended
September 30, 2021
Frac & Integrated Wireline
Revenue	$339,305
Cost of services	295,971
Gross profit excluding depreciation and amortization	43,334
Management adjustments associated with cost of services	382
Adjusted gross profit	$43,716

Average hydraulic fracturing fleets deployed	25
Fully-utilized hydraulic fracturing fleets	24
Annualized adjusted gross profit per fully-utilized fleet	$7,286

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands, except per share data)

Three Months Ended

December 31, 2021
Net cash used in operating activities	$(31,467)
Net cash used in investing activities(1)	(7,384)
Free cash flow	$(38,851)

(1) Excludes $0.7 million from the Alamo acquisition.

Three Months Ended

September 30, 2021
Net cash used by operating activities	$(10,721)
Net cash used in investing activities(2)	(42,470)
Free cash flow	$(53,191)

(2) Excludes $99.3 million from the Alamo acquisition.

Three Months Ended
December 31, 2021
Net income	$10,854
Plus management adjustments:
Acquisition, integration and expansion	3,779
Non-cash stock compensation	7,235
Market-driven costs	504
Divestiture of business	279
(Gain) loss on equity security investment	(3,041)
Litigation	100
Other	44
Adjusted net income	$19,754

Adjusted net income per share, basic	$0.08
Adjusted net income per share, diluted	$0.08

Weighted-average shares, basic	241,913
Weighted-average shares, diluted	244,744

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands, except per share data)

Three Months Ended
September 30, 2021
Net loss	$(43,994)
Plus management adjustments:
Acquisition, integration and expansion	4,752
Non-cash stock compensation	7,350
Market-driven costs	578
Divestiture of business	5,927
Gain (loss) on equity security investment	522
Litigation	4,000
Tax audit	(2,771)
Insurance recovery	(723)
Other	88
Adjusted net loss	$(24,271)

Adjusted net loss per share, basic and diluted	$(0.11)

Weighted-average shares, basic and diluted	224,481

Year Ended
December 31, 2021
Net loss	(119,423)
Plus management adjustments:
Acquisition, integration and expansion	8,709
Non-cash stock compensation	24,677
Market-driven costs	8,755
Divestiture of business	7,849
(Gain) loss on equity security investment	(157)
Litigation	7,875
Tax audit	(24,877)
Insurance recovery	(10,409)
Other	504
Adjusted net loss	$(96,497)

Adjusted net loss per share, basic and diluted	$(0.43)

Weighted-average shares, basic and diluted	224,401

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

December 31, 2021
Total debt, net of unamortized debt discount and debt issuance costs	$374,885
Cash and cash equivalents	110,695
Net debt	$264,190

September 30, 2021
Total debt, net of unamortized debt discount and debt issuance costs	$373,022
Cash and cash equivalents	135,525
Net debt	$237,497